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               IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE PURE RESOURCES, INC.      )       CONSOLIDATED
SHAREHOLDERS LITIGATION         )       C.A. No. 19876

             ORDER ON PLAINTIFFS' MOTION FOR PRELIMINARY INJUNCTION

     Upon the motion of plaintiffs for a preliminary injunction, the Court having considered the motion, and having heard and considered argument of counsel, and having issued its Opinion and order dated October 1, 2002 (the "Opinion"), and for reasons set forth in the Opinion:

     IT IS HEREBY ORDERED, this 3rd day of October, 2002, as follows:

          A. Unocal Corporation and Union Oil Company of California (jointly, "Unocal"), and each of their respective employees, agents, officers, directors, affiliates and associates, and all persons or entities acting in concert with them or on their behalf are hereby preliminarily enjoined, absent further order of the Court, from consummating the exchange offer commenced by Unocal's filing of a Form S-4 with the SEC on September 4, 2002 (the "Exchange Offer") until such time as:

               1. Unocal amends the Exchange Offer to include a non-waivable condition that Unocal obtain tenders of a majority of the issued and outstanding shares of Pure Resources, Inc. ("Pure") beneficially owned by persons other than Unocal, Pure, and their respective executive officers and directors.

               2. Unocal amends its Form S-4 to disclose fairly the matters set forth at pages 67-69 of the Opinion; and

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               3. Pure (acting through its full board of directors or a
          committee thereof authorized to do so) amends Pure's Schedule 14D-9 to disclose fairly the matters set forth at pages 63-66 of the Opinion.

               4. The party making supplemental disclosure pursuant to Subparagraph 2 or 3 hereof shall furnish the pertinent supplemental disclosures to plaintiff's counsel at least twelve hours prior to filing it with the Securities and Exchange Commission. Before making any application to the Court concerning the adequacy of such supplemental disclosure, plaintiff's counsel shall promptly and in good faith bring its concerns to the attention of the party proposing to make the supplemental disclosure and shall attempt to resolve any dispute concerning the proposed supplemental disclosure.

          B. To the extent that plaintiffs' motion for a preliminary injunction prayed for relief beyond that granted in paragraph A of this Order, the motion is denied.

          C. This Order shall be effective immediately, subject to the filing or service upon opposing counsel by plaintiffs of a cash bond or a bond with or without corporate surety, in the amount of five thousand dollars ($5,000), on or before Noon (EST) on Monday, October 7, 2002.



                                        /s/ Leo E. Strine, Jr.
                                        -----------------------------------
                                        Vice Chancellor

Entered: 1:05 p.m.

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